Third Quarter Performance Reports

Kansas Grid

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the third quarter of fiscal year 2021 is summarized in Table 1 (below). It was an outstanding quarter.  Total premium per head was record high during the company's 23-year history and is shown in Figure 1 (below).

Quality grade premium per head was the second largest on record and twice as large as last year.  Historical quality grade premium is shown in Figure 2 (below). Carcass quality grades of USPB cattle continued to be great, and rewards in the marketplace were especially large. The Choice/Select spread was record high, Prime premium on the grid was the largest in 17 years and Certified Angus Beef® (CAB) premium was the highest in over eight years. Although this trend has happened before, it is unusual for all three quality rewards to be this strong at the same time. Prime premium and the Choice/Select spread are shown in Figure 3 (below).

Average backfat of USPB carcasses was record high. However, muscling kept yield grades (YG) in check. USPB YG 4 & 5 percentage remained below the thresholds, resulting in the third largest YG premium per head.

Live and carcass weights were both down slightly from a year ago. Total heavyweight percentage was also lower, resulting in a smaller outweight discount compared to a year ago. The steer premium was record high during the third quarter.

Demand for high-quality, well marbled beef is strong.

The USPB grid provides the incentive and the economic reward for producing what consumers prefer and are willing to pay a premium for.  Even though industry grading has been greater than 80% Choice and Prime for a year and a half, the market is still demanding more high-quality beef.  The overall total premium was record at $84.96 per head more than selling on the cash, live market in Kansas.

So far, during the third quarter, premiums for Prime, CAB and the Choice/Select spread are even greater, further increasing quality grade premium per head. Live and carcass weights are significantly heavier, but the fourth quarter is known for seasonally higher weights. USPB cattle have been fatter, but muscling has improved.

As a result, YG premium per head is high. Overall premium is very high. Notice the extremely strong premium for the top 25% which are primarily the best grading cattle benefitting from the extreme premiums currently available in the marketplace.

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY21, Q3 (this Qtr)	FY21, Q2 (last Qtr)	FY20, Q3 (year ago)	FY21, Q4 to-date
USDA-KS cash $/cwt.	$121.60	$119.19	$99.69	$123.51
Choice/Pr. Threshold, %	73.95	77.41	76.98	73.92
CH/SE spread, $/cwt.	$25.30*	$15.12	$12.37	$29.85
Prime/CH spread, $/cwt.	$30.54	$12.77	$11.50	$42.95
CAB spread, $/cwt.	$5.83	$4.45	$3.93	$7.07
Plant Avg. YG 4&5, %	17.63	17.04	20.59*	20.12
% Steers	49.02	48.30	45.99	47.67
% Black hided	75.76	73.34	74.62	77.36
Apparent Avg. Daily Gain	3.51	3.38	3.54	3.55
In weight	760	736	752	795
Days fed	171	179*	173	166
Live weight	1,361	1,342	1,365	1,383
Carcass weight	872	857	879	883
Yield, %	64.07	63.84	64.41	63.85
Prime, %	6.54	7.38	8.30	6.09
Choice & Prime, %	86.81	86.84	88.20	84.43
CAB, %	26.44	27.32	26.42	22.43
CHBP, %	0.53	0.64	0.50	0.41
BCPR, %	19.82	17.86	20.65*	20.99
Yield Grade 1&2, %	42.18	44.93	40.46	42.46
Yield Grade 3, %	41.63	40.45	41.23	40.63
Yield Grade 4&5, %	16.19	14.61	18.32	16.91
Average backfat, inches	0.64*	0.59	0.64	0.65
Actual–Required REA, sq.in.	0.69	0.57	0.62	0.81
Total Heavyweight, %	3.67	3.17	5.03	4.85
Total condemned liver, %	20.04	23.04*	22.53	16.34
Open abscessed liver, %	3.16	3.37	2.72	3.00
QG premium/head	$55.92	$28.09	$26.30	$61.31
Yield benefit/head	$18.02	$11.66	$22.93	$12.82
Yield Grade premium/head	+$5.46	+$6.66*	+$5.91	+$6.86
Outweight discount/head	-$2.27	-$2.20	-$6.10	-$3.37
Steer premium/head	$6.81*	$6.41	$6.20	$6.75
Subtotal premium/head	**$83.94**	**$50.62**	**$55.24**	**$84.37**
Natural premium/head	$1.02	$0.33	$0.43	$2.50
Total premium/head	**$84.96**	**$50.95**	**$55.67**	**$86.87**
Top 25% premium/head	$142.82	$94.22	$93.98	$163.43

Iowa Grid

Grid performance for USPB cattle delivered to the Tama, Iowa plant is summarized in Table 2 (below).

Note that results from the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares to a dressed delivered price in Iowa/Minnesota instead of a live price at the Kansas feedyard.

Therefore, the Iowa grid does not have a "Yield benefit" like the Kansas grid. Instead, the benefit of the "Formula Allowance," which is added to the USDA dressed delivered price, is listed. There are also differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

Recently, several changes were made to the USPB Tama grid.  These are the first updates since the grid was introduced in December 2019.  There will no longer be two seasonal grids. Instead, it will be the same grid all year.

If you have any questions, please call USPB headquarters at 866-877-2525 and we can send information about the updated Iowa grid.

A larger volume of cattle is now being marketed on the Tama grid each week. In general, the cattle are improving and feeders who regularly deliver are gaining more experience.

Quality grade premium per head was the highest of the seven full quarters cattle have been delivered on this grid. This was primarily driven by large premiums in the marketplace for high marbling beef. Prime percentage of USPB carcasses also increased over the previous quarter and from a year ago. Cattle on the Iowa grid are especially high in Prime - approximately double the national average. As a result, their quality grade reward is especially great - even with high thresholds for Choice or better and CAB.

Average YG was the highest. The percentage of YG 4 & 5 carcasses was the second largest and YG 1 & 2 percentage was the lowest of all seven quarters.  This was the first quarter USPB cattle had more YG 4's & 5's than the plant average thresholds.

As a result, YG premium per head was the smallest.  Again, this can be attributed to producers gaining experience and seeing the reward for feeding cattle longer, resulting in heavier carcass weights and larger premiums - especially when quality rewards are great.

However, outweight discount per head was the best, or the smallest discount, of all seven quarters. Both lightweight and heavyweight percentages were the lowest. This indicates producers are learning which cattle work well on the grid.

The overall total premium (Figure 4, below) for the third quarter was $53.78 per head more than selling on the cash, dressed delivered market in the Iowa/Minnesota region as reported by USDA. So far during the fourth quarter, total premium is even better, led by quality grade and supported by a healthy YG premium.

If you have black-hided cattle you would like to deliver to the National Beef plant in Tama, Iowa, or if you have questions about the grid, please call 866-877-2525 and ask for Brian.

Financial Results

USPB closed its books for the third quarter of fiscal year 2021 and filed results with the Securities and Exchange Commission. For the quarter, which ended Sept. 25, 2021, USPB recorded net income of $121.0 million compared to net income of $39.3 million in the same period in the prior year, an increase of approximately $81.7 million.

Year-to-date, USPB recorded net income of $258.5 million compared to net income of $152.7 million in the same period in the prior year, an increase of approximately $105.8 million. The year-over-year improvement was the result of substantially higher net income at National Beef Packing Company, LLC (National Beef).

For the third quarter, National Beef recorded net income of $819.3 million, an increase of $533.9 million compared to the same period a year ago. Through the end of September, National Beef realized net income of $1.7 billion, an increase of $695.0 million from the prior year. Increased selling prices, along with a modest increase in volume, offset, in part, by higher cost of sales, led to an increase in overall profitability in the 2021 period, as compared to the same period a year ago.

During the three quarters of 2021, USPB producers delivered 663,215 head of cattle through USPB to National Beef. The average gross premiums for all of the cattle delivered was $60.37 per head, with the top 25% and 50% receiving premiums of $111.62 and $90.48, respectively.

USPB's unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provide more opportunities in the consumer marketplace.

America's Beef Supply: Opportunities and Challenges

Rising premiums, supply constraints, new export markets, policy propositions - where does this leave the U.S. beef industry?

Dr. Ted Schroeder, agricultural economics professor and director of the Center for Risk Management Education and Research at Kansas State University, weighs in on key issues influencing beef markets.

Primo premiums

Over the course of a decade, the percentage of cattle finishing with United States Department of Agricultural (USDA) quality grades Prime and Choice is on the rise. Schroeder explains purchasing behavior is directly responsible for this trend and has led to robust premiums for producers of higher quality cattle.

He points to data from 2010 to 2019, in which Prime beef sales tripled and premiums for Prime beef and fed cattle also increased. During the same period, increased production of Choice and higher-quality graded beef resulted in $35 per head in added revenue.

Schroeder, whose research focuses on livestock marketing and price analysis to improve commodity market efficiency, observes, "Quality is one of the most important factors driving purchase decisions, ranked even higher than price."

Cattle producers who respond accordingly to economic signals secure associated premiums.

"The keys to attaining higher profits are designing production systems capable of producing cattle earning quality premiums greater than added costs," Schroeder says.

Value discovery

He notes market incentives must be in place for those producers willing to take on the risks and added costs of producing higher-quality cattle.

"The cash negotiated fed cattle market is not designed, nor suited, for paying premiums for quality since cattle quality grade cannot be accurately judged from live animals," Schroeder says.

Variable quality and value differentiation across cattle supplies means downstream beef customers are willing to pay more for consistently sourced, reliable beef raised with assured production practices.  With marketing agreements in place, there are more premiums for quality, more information about animal care and more reliable beef supplies. These agreements help supply value-added and branded products, contributing to beef demand.

Schroeder cautions, "Legislation that might constrain or limit such supply chain coordinating innovations would be costly to cattle producers resulting in lower fed cattle prices, reduced cattle supply and would reduce overall beef quality and beef purchase options for consumers."

With encouragement for legislative reform in the beef industry, the USDA, the Agricultural and Food Policy Center and the Texas A&M College of Agriculture and Life Sciences recently completed a comprehensive study on the U.S. cattle market and supply chain disruptions for Congress.

The need for a comprehensive assessment comes after an unprecedented two years for the U.S. beef industry - major supply chain disruptions starting with Tyson's Holcomb, Kansas, plant fire, followed by operational constrains from the pandemic, then a cybersecurity breach at JBS. Meanwhile, the industry kept evolving to accommodate consumer demand, increased product branding, rigorous production practices and expanding export markets.

Schroeder, a contributor to the report, highlights areas where the study adds clarity to dialogue surrounding proposed policies:  "Innovative ways to strengthen the linkage between consumers and cattle producers through marketing agreements have resulted in improved value signals, better market access, reduced risk, and a more effective and efficient supply chain," he says. "The result has been higher beef quality and stronger consumer demand."

Overall price discovery is considered robust, though there is concern over market transparency and price discovery in thinly traded negotiated cash fed cattle markets in some regions. The report recommends additional research to identify better ways in which the USDA provides market information.

Short-term solutions may prompt long-term repercussions. "Policy designed to expand beef packing plant capacity needs to recognize the cyclical nature of the cattle business," Schroeder explains. "Expanding packing capacity, especially subsidized through government programs, comes with considerable risk of sustainability and economic viability. Furthermore, subsidizing capacity expansion may weaken economic viability of existing packing plants not receiving the subsidy when cattle numbers cyclically decline."

In 1999, pork supply saturation and record-low negotiated hog slaughter prices prompted Congress to pass the Livestock Mandatory Reporting (LMR) Act. According to USDA, LMR requires packers and importers to submit purchase and sales of livestock and livestock products to USDA's Agricultural Marketing Service, which then issues more than 300 weekly market reports.

Recent LMR authority expired Sept. 30, 2021. Schroeder says LMR has provided valuable information to understand cattle and beef market fundamentals but has struggled to maintain velocity with changing fed cattle and beef markets.

If LMR is renewed, Schroeder expects more transparency in formula trade fed cattle reporting, which represents 70% of fed cattle trade. "Similarly, boxed beef price reporting is challenged by the proliferation of value-added and branded products beef packers are producing."

International influence

Despite domestic hurdles, demand for U.S. grain-fed beef is unsurpassed in the global market. In fact, export markets represent the largest growth opportunity for U.S. beef. Still, other countries and competing proteins are vying for larger shares in the protein sector.

Regardless of changes in the States or abroad, producers of superior beef who market on a grid come out on top.

"There is no question, greater use of marketing agreements with value-based grids tied to final settlement prices on fed cattle has incentivized producers to produce higher-quality beef."

USPB Annual Meeting Scheduled March 16, 2022

We are looking forward to seeing everyone at our first in-person annual meeting in three years. Please plan to join us for the USPB fiscal year 2021 Annual Meeting in Dodge City, Kansas, on Wednesday, March 16, 2022.

The one-day meeting will be hosted at the United Wireless Arena and Boot Hill Casino & Resort Conference Center.  Attendees will hear from National Beef Packing Co. and USPB representatives. Dr. Ted Schroeder, professor in the Department of Agricultural Economics at Kansas State University, will speak following the evening meal. Information about hotel reservations, event registration and more will be distributed in early January.

Two positions on USPB's Board of Directors are up for election. Jerry Bohn, Wichita, Kansas, and  Wayne Carpenter, Brewster, Kansas, currently hold these positions. Both Jerry and Wayne have indicated they intend to run for re-election.

Unitholders interested in becoming a candidate for the USPB Board can contact the office for more information. Applications for interested candidates need to be submitted to the USPB nominating committee by Dec. 16.

USPB Class A and Class B Estate Planning

We receive many calls from members who are considering changes to the way their USPB Class A or Class B units are held. Regardless of the reason to make changes - for estate planning or otherwise - we advise always consulting your attorney or tax advisor.

 It is possible to hold your USPB Class A or Class B units in a variety of structures. If you desire to make changes by a certain date, please provide as much advance notice as possible to allow for completion of the necessary paperwork.

Please contact the USPB office for further assistance in this area.

International Markets Update

The latest international beef export trading data indicates U.S. beef exports topped a record-setting level of $1 billion for the first time in August 2021.  According to USDA data compiled by the U.S. Meat Export Federation (USMEF), August exports were up over 21%. For January through August, exports increased 18%, with value up 34% at $6.62 billion.

"The August export results would be impressive under any circumstances, but achieving these totals despite all the COVID-related obstacles at home and overseas is truly remarkable," says USMEF President and CEO Dan Halstrom. "Our transportation and labor situations are challenging, and customers continue to face an uncertain business climate due to foodservice restrictions and other economic headwinds. Yet, international buyers remain committed to the quality and consistency delivered by U.S. red meat, and the U.S. industry has gone to tremendous lengths to keep shipments moving."

Through August, exports to China increased more than 800% from a year ago, with U.S. beef accounting for 5.6% of China's imports.

Exports to Japan and Korea have also posted record year-to-date levels. Exports were 6% higher in volume and up 20% in value compared to the record pace established in 2018. Beef exports to South Korea and Central America are on a record pace and have rebounded significantly to Mexico.

Did you know...

  Kansas City Steak Company makes gift giving easy. Complete all your holiday shopping at one place and make a great impression with family, friends, and business associates.  Your affiliation with USPB grants you a 15% discount on any order.  To receive the discount, use code LOVEBEEF when completing your order online or over the phone. Order at KansasCitySteaks.com or call 888-KCSTEAK.

  Delivery year 2021 will conclude Dec. 25, 2021. The processing week of Dec. 20 may be shortened due to the Christmas holiday. Delivery year 2022 will start Monday, Dec. 27. If you have delivery rights you will not be using, please call our office at your earliest convenience and we can provide options for utilizing your unused delivery rights. The current lease rate for delivery year 2021 to Kansas plants is $8 per delivery right.

  If your contact information changes, please notify USPB to update your membership file.

  USPB will receive the Certified Angus Beef Progressive Partner award Dec. 3. The presentation will be made at the Kansas Livestock Association Convention's Friday morning membership breakfast.

From the Ranch

Quality Pays

How a cattle feeding family generates value through the Tama, Iowa, plant.

For James Holz, a third-generation cattle feeder, USPB is a cornerstone to the family's operation.

The Holz family has raised cattle near Grand Junction, Iowa, since the mid-1950s. Back then, James' grandfather transported cattle on railroad cars from out West.

These days, the family specializes in grass yearlings and retaining ownership through finishing.

"We started selling to USPB so we could participate in their grid program, add value to our cattle, and get a premium for them," he says. "I would recommend them because they help you market your cattle in the best time."

Holtz has earned premiums between $10 and $100 per head for their finished cattle on the USPB grid at the Tama, Iowa, plant.

"Frankly, that's the reason we got involved with USPB, so we could have more of a return, more earnings for our cattle."

Feeding for premiums

The Holz family key for feeding lies in their use of cover crops.

They aerial seed rye and turnips into standing corn, then after the corn is harvested, let their yearlings graze the cover crop.

Oftentimes, this feed lasts through the winter. When compared to traditional grazing on grass, Holz witnesses larger gains in these calves than with other tried and true methods.

"The animals are able to use that forage in a time where there's not a lot of available forage in central Iowa," he explains. "It's a sustainable practice and it's high-quality feedstuff. We're able to add a lot of value to our cattle that way."

 After grazing cover crops, cattle are placed in their feedlots and finished on a traditional high grain diet. When the cattle reach their optimum endpoint, or body fatness, the cattle are delivered on the USPB Iowa grid.

Receiving carcass data helps them better understand when the optimum endpoint occurs. It also gives valuable information that can be used in purchasing future calves.

This network, from feeder calf to consumer, is driven by consumers and their demand for high-quality beef, either in restaurants or their dining rooms. These premiums would not be something Holz could access without USPB - and for that, he says he is grateful.

"We are producing a high-quality product. When we can get a superior price for it, we get excited about that."

Holz says perhaps the best part about their involvement with USPB is his part-ownership in National Beef through the ownership of USPB Class A units.

"As a USPB unitholder, I own part of the packing plant," he says. "I get to retain some of those earnings.  As a partner, USPB will teach you more about your cattle and really help you improve what you're doing in your marketing."

For Holz, his stake in USPB is more than a membership - it's a lifetime partnership and a continual sense of faith and progress in the beef market.

USPB Receives Honors

During the Kansas State University Department of Animal Sciences and Industry Family & Friends Reunion Oct. 15 in Manhattan, Kansas, USPB was humbled to be recognized as the 2021 Don L. Good Impact Award Winner.

Pictured, left to right, are: Rich Porter, Livestock and Meat Industry Council President; USPB CEO Stan Linville; USPB Board Chairman Mark Gardiner; and Dr. Mike Day, Head of the Department of Animal Science and Industry at Kansas State University.

Not Just a Packer, We're a Food Company

How quality assurance has evolved into holistic technical services.

"Hang on, sorry to interrupt, but just want to remind you, it's Technical Services, not Quality Assurance," said Brenden McCullough, Vice President of Technical Services with National Beef.

Old habits die hard.

For decades, when referring to Food Safety around National Beef, QA was quick to roll off the tongue. Short for Quality Assurance, QA has been the shorthand way to describe all things related to quality, food safety, and labeling.

But it's undergoing a critical, intentional naming evolution.

"Much like when we deliberately and importantly shifted our vocabulary from employees to team members, we're doing the same from QA to Technical Services. We don't assure things, but we do provide a service to the company and therefore, our customers, that is based on science and measured processes," McCullough said.

"We are working to change the concept of what we are as a company, we're not just a packing house. We are a food plant, supplying safe, quality food to America's dinner tables."

McCullough and the approximately 400-person team he leads at National Beef across seven processing/warehouse facilities and the corporate office carry the weight of that responsibility every minute of every shift. And it's their role to serve the company in a way that allows the entire operation to produce food that's as safe as possible and eliminates, reduces, and prevents food-borne illnesses. A heavy responsibility indeed, provided that over 60 million pounds of beef leave our shipping docks every week.

To fulfill this mission, the Technical Services team is comprised of leaders responsible for five main areas that report to McCullough, and ultimately up to Colby Horn, Executive Vice President, Operations:

  Beef Programs

  Labels

  Specifications

  Food Safety

  Employee Safety

These Technical Services teams have boots on the ground, in each of the of the facilities, but unlike other departments, they report directly into the corporate management structure, not the plant management structure. This independence allows them to hold the integrity of their processes, in pursuit of their mission to ensure the safest possible food product.

"There is a metaphor that many of us use to describe what we used to refer to as QA. We were kind of like the bad cop, blowing the whistle or stopping progress," McCullough said.  "But that was an underdeveloped story. There's no bad guy or good guy here, we're all partners in the same effort. Our teams within Technical Services simply help keep us between the white lines."

And what are some examples of situations when things have gotten outside the lines?

  Core Material Testing - Retain control of product that could be impacted - How did it happen? Why did it happen? Does it need to be disposed of? The subsequent reporting is all the responsibility of the Technical Services team.

  Pathogen Testing - Assessing the risk, potential impact and scope of failure.

  Recalls - Technical Services leads the retail committee for any USDA-issued meat recall.

  Labels - Technical Services captures, controls and manages if incorrect details are communicated on packaging labels.

  Food Safety Failure - Technical Services stops production, records the incident and maintains the quality of surrounding product in these events.

The width and breadth of Technical Services' involvement in the food production process are deep and multi-faceted.

From the moment each animal is received until beef products reach the customer's docks, Technical Services has responsibilities for the cattle coming in, how the right cattle are processed into the right programs, providing approved labeling, and supporting marketing programs by delivering to very detailed specifications.

"Everyone at National Beef operates this way, but especially our group, we don't believe in any fluff. If we say it, we can support it," McCullough said.

"We want to do everything in the right manner, and in the right time, so when the product gets consumed, it's an enjoyable experience and no one gets ill. Food Safety is what we live and die with. Our results are very good because our actions are strong and consistent."

And it's these results, over the years, that have built bridges between the Technical Services team and all other departments in the business, combating that age-old assumption QA was simply the bad cop.

"We have great partners in all aspects of the business, and when that's the case, you can make the right decision," McCullough said. "When everyone desires to produce a food product that leaves our facilities in the safest, highest quality way possible, that's incredibly rewarding."

An interesting aspect of the Technical Services department is that it's typically been a ripe breeding ground for promotion, advancement, and management opportunities.

General Managers Dennis Boyles in Liberal, Kansas, and Micah Miner in Hummels Wharf, Pennsylvania, both were groomed for their current positions in large part due to their training and development in Technical Services.

When describing the critical role Technical Services plays in the mission of National Beef, Boyles said, "First and foremost, it's food safety, not only for our customers and our communities but for our own families."

"Technical Services is here to aid and help our customers and families to remain safe," Miner said.  "This commitment has always been a deep part of our organization, protecting our customers and protecting National Beef."

This protection begins bright and early every morning, as the Technical Services team prepares the facility daily, both from a food safety and regulatory standpoint.

"They help us abide by regulatory guidelines, and shepherd our processes throughout the day," Boyles said.

"Our reputation relies very heavily on the quality and safety of our product, and the Technical Services team ensures we stay within the commitments to this aim, " Miner said.

This reputation for a safe, wholesome product protects our pride and ownership in the public's eye.

Upcoming Sales

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